UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AUGUSTA RESOURCE CORPORATION
(Exact name of Registrant as specified in its charter)

Canada	N/A
(State or other jurisdiction of Incorporation or	(I.R.S. Employer Identification No.)
organization)

Suite 555-999 Canada Place
Vancouver, British Columbia, Canada V6C 3E1
(Address of Principal Executive Offices)

AUGUSTA RESOURCE CORPORATION STOCK OPTION PLAN,
AMENDED AND RESTATED AS OF JUNE 12, 2012

RESTRICTED SHARE UNIT AND RESTRICTED SHARE PLAN FOR DESIGNATED
PARTICIPANTS OF AUGUSTA RESOURCE CORPORATION AND ITS AFFILIATES,
AMENDED AND RESTATED AS OF FEBRUARY 5, 2014
(Full title of the plans)

CT Corporation
111 Eight Avenue, 13th Floor
New York, NY 10011
(212) 894-8940
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ x ]

Non-accelerated filer [ ]	Smaller reporting company [ ]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Shares reserved for issuance pursuant to Equity Compensation Awards to be granted under the Plans	3,779,714(1)	US$2.97 (2)	US$11,225,751	US$1,446

(1)	Common Shares, without par value, available for issuance by the Registrant pursuant to the Plans described herein.

(2)

The proposed maximum offering price per share and the registration fee were calculated in accordance with Rule 457(c) and (h) based on the average of the high and low prices (US$2.89 and US$3.04, respectively) for the Registrant’s Common Shares on March 24, 2014, as quoted on the NYSE MKT.

EXPLANATORY NOTES

This Registration Statement on Form S-8 is filed by Augusta Resource Corporation (the “Registrant”) to register an additional 3,779,714 common shares of the Registrant (“Common Shares”) for issuance pursuant to the Augusta Resource Corporation Stock Option Plan, amended and restated as of June 12, 2012, and the Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, amended and restated as of February 5, 2014 (collectively, the “Plans”).

This Registration Statement on Form S-8 consists of only those items required by General Instruction E to Form S-8 and incorporates by reference herein the Registration Statement on Form S-8 (File No. 333-157887) consisting of 8,714,806 Common Shares, previously filed with the Securities and Exchange Commission (the “SEC”) on March 12, 2009, and the Registration Statement on Form S-8 (File No. 333-163161) consisting of 2,040,720 Common Shares, previously filed with the SEC on November 17, 2009, and the Registration Statement on Form S-8 (File No. 333-173297) consisting of 7,104,549 Common Shares, previously filed with the SEC on April 4, 2011, (the “Prior S-8”).

Pursuant to the Plans, the maximum number of Common Shares issuable upon exercise, redemption, or vesting, as applicable, of awards (“Equity Compensation Awards”) granted under the Plans shall be a maximum of 10% of the issued and outstanding Common Shares of the Registrant from time to time.

As of February 28, 2014 the Registrant had 145,364,597 Common Shares issued and outstanding and, consequently, an aggregate of 14,536,459 Common Shares may be issued upon the exercise, redemption or vesting, as applicable, of Equity Compensation Awards under the Plans. As of March 29, 2011, the determination date for the calculation of the number of Common Shares to be registered pursuant to the Prior S-8, 141,928,492 Common Shares were issued and outstanding, and since March 29, 2011, 3,436,104 Common Shares have been issued pursuant to Equity Compensation Awards under the Plans.

Accordingly, this Registration Statement on Form S-8 registers an additional 3,779,714 Common Shares for issuance upon exercise, redemption or vesting, as applicable, of Equity Compensation Awards under the Plans.

EXHIBITS

Exhibit Number	Exhibit
4.1	Augusta Resource Corporation Stock Option Plan, amended and restated as of June 12, 2012
4.2	Restricted Share Unit and Restricted Share Plan for Designated Participants of Augusta Resource Corporation and its Affiliates, as amended and restated as of February 5, 2014
5.1	Opinion of Fasken Martineau DuMoulin LLP
23.1	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.2	Consent of Ernst & Young LLP
23.3	Consent of Conrad Huss of M3 Engineering & Technology Corporation
23.4	Consent of Susan Bird of Moose Mountain Technical Services
23.5	Consent of John Ajie of URS Washington Division
23.6	Consent of Robert Fong, Principal Mining Engineer
23.7	Consent of Thomas L. Drielick of M3 Engineering & Technology Corporation
24.1	Power of Attorney (see page 4 of this Registration Statement)

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, on this 31 day of March, 2014.

AUGUSTA RESOURCE CORPORATION
(Registrant)

/s/ Gilmour Clausen
Name:	Gilmour Clausen
Title:	President and Chief Executive Officer
(Principal Executive Officer)

/s/ Joseph M. Longpré
Name:	Joseph M. Longpré
Title:	Senior Vice President and Chief Financial Officer
(Principal Financial and Accounting Officer)

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Joseph M. Longpré his attorney-in-fact, with the power of substitution, for them in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Gilmour Clausen
Gilmour Clausen	President, Chief Executive Officer and Director	March 31, 2014

/s/ Richard W. Warke
Richard W. Warke	Director and Executive Chairman	March 31, 2014

/s/ W. Durand Eppler
W. Durand Eppler	Director	March 31, 2014

/s/ Timothy C. Baker
Timothy C. Baker	Director	March 31, 2014

/s/ Lenard F. Boggio
Lenard F. Boggio	Director	March 31, 2014

/s/ Christopher M.H. Jennings
Christopher M.H. Jennings	Director	March 31, 2014

/s/ Robert P. Pirooz
Robert P. Pirooz	Director	March 31, 2014

/s/ Robert P. Wares
Robert P. Wares	Director	March 31, 2014